EXHIBIT 5.1

March 25, 2005

Levi Strauss & Co.

1155 Battery Street

San Francisco, California 94111

Ladies and Gentlemen:

We have acted as counsel to Levi Strauss & Co., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Floating Rate Senior Notes due 2012 (the “Floating Rate Exchange Notes”) and 8.625% Senior Notes due 2013 (the “Euro Exchange Notes” and, together with the Floating Rate Exchange Notes, the “Exchange Notes”). Pursuant to the Registration Statement, the Company is offering to exchange (the “Exchange Offer”) up to $380,000,000 aggregate principal amount of Floating Rate Exchange Notes for an equal principal amount of its outstanding Floating Rate Senior Notes due 2012 that were issued and sold in transactions exempt from registration under the Securities Act (the “Old Floating Rate Notes”) and up to €150,000,000 aggregate principal amount of Euro Exchange Notes for an equal principal amount of its outstanding 8.625% Senior Notes due 2013 that were issued and sold in transactions exempt from registration under the Securities Act (the “Old Euro Notes” and, together with the Old Floating Rate Notes, the “Old Notes”). The Exchange Notes will be issued upon consummation of the Exchange Offer. The Old Floating Rate Notes were, and the Floating Rate Exchange Notes will be, issued pursuant to an indenture dated as of March 11, 2005 (the “Floating Rate Notes Indenture”), between the Company and Wilmington Trust Company, as trustee (the “Floating Rate Notes Trustee”). The Old Euro Notes were, and the Euro Exchange Notes will be, issued pursuant to an indenture dated as of March 11, 2005 (the “Euro Notes Indenture” and, together with the Floating Rate Notes Indenture, the “Indentures”), between the Company and Wilmington Trust Company, as trustee (the “Euro Notes Trustee” and, together with the Floating Rate Notes Trustee, the “Trustees”).

In such capacity, we have examined (i) the Registration Statement, (ii) the Indentures and (iii) the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. In rendering the opinions expressed below, we have relied as to factual matters to the extent we deem proper, upon the certificate of officers of the Company and certificates of public officials.

For purposes of this opinion, we have assumed that each of the Indentures has been duly authorized, executed and delivered by the respective Trustee and is valid and binding on such Trustee and enforceable against the Trustee in accordance with its terms.

Our opinions set forth below are limited to the laws of the State of New York, the State of California, the General Corporation Law of the State of Delaware and the federal laws of the United States, and we do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing, we are of the opinion that, when the Exchange Notes have been duly and validly authorized and executed by the Company and authenticated by the respective Trustee in accordance with the provisions of the respective Indenture, and exchanged for the Old Notes in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes will be duly issued and will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as (A) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation, all laws relating to fraudulent transfers) and (B) the enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included as part of the Registration Statement.

Very truly yours,

/s/ SHEARMAN & STERLING LLP